UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of Earliest Event Reported)
January 6, 2016

Merchants Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-11595	03-0287342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
275 Kennedy Drive South Burlington, Vermont	(802) 658-3400	05403
(Address of principal executive offices)	(Registrant’s telephone number, including area code)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b), (e). Departure of Executive Officers

Molly Dillon, age 66, Senior Vice President, Trust for Merchants Bank (the “Bank”), a wholly-owned subsidiary of Merchants Bancshares, Inc. (the “Company”), has resigned from her employment with the Bank effective on January 6, 2016. In connection with her departure, Ms. Dillon entered into a general release and separation agreement with the Company and the Bank which became effective on January 6, 2016. Pursuant to the agreement, she will receive severance payments totaling $56,923, less applicable withholdings, and will continue to receive group health insurance benefits, subject to applicable premium cost-sharing, for a period of sixteen (16) weeks following her resignation.

Thomas J. Meshako, Chief Financial Officer, Principal Accounting Officer and Treasurer of the Company and the Bank, has resigned from his positions with the Company and the Bank to pursue other interests. In connection with his departure, Mr. Meshako entered into a general release and separation agreement with the Company and the Bank. As required by applicable law, the agreement is subject to a seven day revocation period and unless revoked will become effective on January 15, 2016. Pursuant to the agreement, Mr. Meshako will receive severance payments totaling $110,000, less applicable withholdings, and will continue to receive group health insurance coverage, subject to applicable premium cost-sharing, for a period of twenty-six (26) weeks following the effective date of his resignation.

(c). Appointment of Interim Principal Financial Officer, Interim Principal Accounting Officer and Interim Treasurer

In order to ensure a smooth transition of Mr. Meshako’s responsibilities while the Company conducts a search for a permanent Chief Financial Officer, on January 7, 2016 Eric A. Segal, a managing director of CFO Consulting Partners, LLC, a management consulting firm, was appointed as the interim Principal Financial Officer, interim Principal Accounting Officer and interim Treasurer of the Company and the Bank. These interim officer appointments will take effect on January 15, 2016. Mr. Segal, age 58, has served as head of CFO Consulting Partners’ Banking and Financial Institutions practice since 2008 and was promoted to Managing Director in 2011. His work with CFO Consulting Partners has included serving as the interim chief financial officer of a publicly-traded financial institution and providing regulatory guidance and managing Securities and Exchange Commission periodic reporting for financial institution clients. Prior to joining CFO Consulting Partners, Mr. Segal held numerous positions in the financial services industry, including serving as the Senior Vice President and Chief Financial Officer of Spencer Savings Bank, FSB and as Vice President and Chief Financial Officer of Ameriprise Bank, FSB.

Mr. Segal’s services to the Company and the Bank are being furnished pursuant to a Management Consulting Agreement between CFO Consulting Partners, LLC and the Company, effective January 15, 2016 (the “Consulting Agreement”). Under the terms of the Consulting Agreement, CFO Consulting Partners will be compensated for its services, including the services of Mr. Segal in his capacities as interim officers of the Company and the Bank, at the rate of $325 per hour. CFO Consulting Partners will also be entitled to reimbursement of its necessary and reasonable expenses. Neither the Company nor the Bank will be responsible for payment of any compensation or benefits to Mr. Segal, all of which shall be the sole responsibility of CFO Consulting Partners.

The Consulting Agreement provides for a six month term, with one forty-five (45) day option to extend in favor of the Company. The Company may terminate the agreement at any time prior to its expiration upon ten (10) days notice and payment of a $15,000 early termination fee.

The Company and CFO Consulting Partners are also parties to an unrelated consulting services agreement for the provision of specific financial reporting services in connection with the Company’s recently completed acquisition of NUVO Bank & Trust Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Geoffrey R. Hesslink
Name:	Geoffrey R. Hesslink
Title:	President & Chief Executive Officer

Date: January 8, 2016